Exhibit 99

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St		602-685-4010
Phoenix, AZ 85008

Mesa Air Group Reports 2nd Quarter Net Income

PHOENIX, May 1, 2003 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced second quarter after tax earnings of $12.0 million on revenues of $137.3 million, or 38 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis). Net income was $5.2 million or 15 cents per share for the same period of fiscal 2002. Excluding a gain from the reversal of certain restructuring charges and other liabilities associated with the discontinued operations of CCAir of $8.0 million, Beech 1900 return costs of $.6 million, a one-time gain from the involuntary disposition of a Beech 1900 aircraft of $.8 million and investment losses of $.1 million, pro forma net income for the second quarter was $4.0 million or 13 cents per share. This compares to pro forma earnings of $4.2 million on revenues of $119.6 million, or 12 cents per share for the comparable period of fiscal 2002.

Year-to-date earnings were $11.5 million on revenues of $270.4 million, or 36 cents per share. During the first half of 2002, the Company reported net income of $8.9 million or 26 cents per share. Excluding the above items, pro forma year-to-date net income was $4.5 million or 14 cents per share. This compares to pro forma earnings of $5.9 million on revenues of $230.8 million, or 18 cents per share for the comparable period of 2002.

During the second quarter, the Company continued its regional jet expansion by adding five regional jets to its current fleet, including delivery of its first 80 seat CRJ-900 aircraft. Mesa is the launch customer for the CRJ-900, which was placed into America West Express revenue service on April 26, 2003. These deliveries increased Mesa’s fleet of regional jet aircraft to 75 aircraft, comprised of 32 ERJ-145s, 34 CRJ-200s, eight CRJ-700s and one CRJ-900. Mesa also took delivery of four regional jets in April, two CRJ-200s, one CRJ-700 and one CRJ-900, bringing the total number of regional jets at Mesa to 79. With expected additional deliveries of four CRJ-200s, six CRJ-700s and four CRJ-900s, Mesa expects its regional jet fleet to be 93 aircraft by September 30, 2003.

On April 1, US Airways, the Company’s largest code-share partner, completed its restructuring and successfully emerged from bankruptcy. Mesa currently has 40 regional jets in service with US Airways and has a contract to provide an additional 12 regional jet aircraft in the future. The Company and US Airways are currently in discussions regarding placing additional regional jets into service.

Also during the quarter, the Company’s pilots, represented by the Air Line Pilots Association, ratified a new fifty-four month labor agreement. The Company believes the new agreement will allow it to remain highly competitive in the marketplace for regional jet operators and continue to provide significant opportunities for its pilots.

On March 1st, the Company converted its pro-rate code-share arrangement with Frontier Airlines to a revenue-guarantee agreement. Mesa is operating four aircraft as Frontier JetExpress and will add a fifth aircraft effective May 4. The two parties are currently discussing the possibility of an extension of the agreement, which expires at the end of July 2003.

During the quarter, Mesa signed a letter of intent with their newest code-share partner United Airlines to operate ten Dash-8 aircraft as United Express out of Denver under a revenue-guarantee agreement. Service under the agreement is expected to begin on July 1, 2003.

“The solid financial results achieved this quarter are an indication that previous investments made in preparation for additional regional jet growth are beginning to bear fruit,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “In addition, we believe our rapid expansion with US Airways, the new revenue-guarantee agreement with United, our new labor agreement with our pilots, as well as the ongoing deliveries of our larger jets have created a momentum that should be reflected in future financial results.”

“However, despite our cautious optimism about the future, we remain cognizant of the industry’s current financial situation. While we have been successful in financing our regional jet deliveries to date, the market for aircraft finance continues to be difficult. We continue to reduce our exposure on our pro-rate turboprop business and will only take delivery of regional jets when we have a firm commitment from our airline partners for the aircraft.”

“We would like to thank all of our dedicated employees for their hard work and commitment over the last eighteen months during what has been a very difficult time. It is our belief that these efforts will have positioned the Company to be able to take advantage of future opportunities as the industry begins to recover.”

Mesa’s operating statistics for the three months ended March 31,

	2003	2002	Change

Passengers	1,358,729	1,179,380		15.2%
Available Seat Miles (000s)	994,245	835,976		18.9%
Revenue passenger miles (000s)	583,374	444,235		31.3%
Load Factor %	58.7	53.1	5.6 pts.
Yield (cents)	23.5	26.9	-	12.6%
Revenue per ASM (cents)	13.8	14.3		-3.5%
Operating Cost per ASM (cents) *	13.0	13.3		-2.3%
Stage length (miles)	329.5	292.1		12.8%

*     Excluding one-time items

Mesa’s operating statistics for the six months ended March 31,

	2003	2002	Change

Passengers	2,775,903	2,311,450		20.1%
Available Seat Miles (000s)	1,954,275	1,587,076		23.1%
Revenue passenger miles (000s)	1,169,149	856,270		36.5%
Load Factor %	59.8	54.0	5.8 pts.
Yield (cents)	23.1	27.0	-	14.4%
Revenue per ASM (cents)	13.8	14.5		-4.8%
Operating Cost per ASM (cents) *	13.4	13.7		-2.2%
Stage length (miles)	321.8	284.6		13.1%

*     Excluding one-time items

MESA AIR GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2003	2002

Operating revenues:
Passenger	$131,654	$116,063
Freight and other	5,658	3,512

Total operating revenues	137,312	119,575

Operating expenses:
Flight operations	76,071	62,496
Maintenance	25,687	19,452
Aircraft and traffic servicing	13,461	11,228
Promotion and sales	1,647	3,189
General and administrative	9,530	11,834
Depreciation and amortization	2,619	2,658
Impairment and restructuring charges	(10,957)	—

Total operating expenses	118,058	110,857

Operating income	19,254	8,718

Other income (expense):
Interest expense	(1,144)	(2,641)
Interest income	258	525
Other income	1,170	2,697

Total other income	284	581

Income before income taxes and minority interest	19,538	9,299
Income taxes	7,483	3,673

Income before minority interest	12,055	5,626
Minority interest	(9)	(441)

Net income	$12,046	$5,185

Income per common share:
Basic	$0.38	$0.16
Diluted	$0.38	$0.15
Weighted average shares — basic	31,557	32,840
Weighted average shares — diluted	31,576	34,037

PRO FORMA:

Net income	$12,046	$5,185
Reversal of restructuring charges and certain liabilities of CCAir, after tax	(7,998)	—
Beech 1900 return costs, after tax	648	—
Investment (income) loss, after tax	52	(1,461)
Minority Interest	9	441
Gain on involuntary conversion of aircraft, after tax	(795)	—

Pro forma net income	$3,962	$4,165

Income per common share
Basic	$0.13	$0.13
Diluted	$0.13	$0.12

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	March 31,	March 31,
	2003	2002

Operating revenues:
Passenger	$259,332	$223,824
Freight and other	11,074	6,985

Total operating revenues	270,406	230,809

Operating expenses:
Flight operations	151,301	121,520
Maintenance	56,668	41,447
Aircraft and traffic servicing	26,773	21,607
Promotion and sales	4,048	6,436
General and administrative	18,203	21,016
Depreciation and amortization	5,228	5,347
Impairment and restructuring charges	(10,957)	—

Total operating expenses	251,264	217,373

Operating income	19,142	13,436

Other income (expense):
Interest expense	(2,417)	(4,784)
Interest income	519	730
Other income	1,381	7,441

Total other income (expense)	(517)	3,387

Income before income taxes and minority interest	18,625	16,823
Income taxes	7,133	6,645

Income before minority interest	11,492	10,178
Minority interest	(6)	(1,327)

Net income	$11,486	$8,851

Income per common share:
Basic	$0.36	$0.27
Diluted	$0.36	$0.26
Weighted average shares — basic	31,607	32,818
Weighted average shares — diluted	31,693	33,545

PRO FORMA:

Net income	$11,486	$8,851
Reversal of restructuring charges and certain liabilities of CCAir, after tax	(7,014)	—
Beech 1900 return costs, after tax	648	—
Investment income (loss), after tax	125	(4,237)
Minority Interest	6	1,327
Gain on involuntary conversion of aircraft, after tax	(795)	—

Pro forma net income	$4,456	$5,941

Income per common share
Basic	$0.14	$0.18
Diluted	$0.14	$0.18

     As of March 31, 2003, the Company’s cash and marketable securities were approximately $35.4 million.

     Mesa currently operates 131 aircraft with 965 daily system departures to 153 cities, 37 states, Canada and Mexico and the Bahamas. It operates in the West and Midwest as America West Express, the Midwest and East as US Airways Express, in Denver as Frontier JetExpress, in Kansas City with Midwest Express and in New Mexico as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 3,500 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association.

     This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

     For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

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